Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores October Sales Increase 9%

— Same-Store Sales Up 5% —

IRVING, Texas –November 4, 2004 – Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of October increased 9% to $280.4 million from $256.5 million for the same period last year while same-store sales increased 5%. Fiscal 2004 third quarter sales of $799.9 million increased 6% from $755.0 million for the same period a year ago. Same-store sales for the quarter grew 1%. Year-to-date sales of $2.209 billion increased 9% from $2.028 billion for the same period last year while same-store sales were up 4% year-to-date.

     For the month, customer traffic was up 3% and average ticket decreased 1%. In addition, higher custom frame deliveries increased same-store sales by 3% for the month primarily due to changes in the timing of custom frame promotional events relative to last year. For the quarter, customer traffic was up 2% and average ticket decreased 1%. Year-to-date customer traffic increased 3% and average ticket was up 1%.

     Michael Rouleau, Chief Executive Officer, said, “We are pleased with our overall performance for the month. Key elements of our business showed solid gains over last year despite a slightly less aggressive promotional program. Customer traffic was up and sales of regular-price merchandise were strong. Importantly, clearance sales declined versus last year due to lower clearance inventory levels.”

     He continued, “During the month, our best performing departments were Needlework and Yarn, General Crafts, Wedding and Ribbon, and Impulse, and our best performing zones were the Pacific, Southeast, and Central. For the quarter, our best performing departments were Needlework and Yarn, Impulse, Books, and Kids Crafts, and our best zones were the Pacific, Central, and mid-Atlantic.”

     Rouleau concluded, “We continue to anticipate another successful Holiday season. Strong promotional programs are in place, our improved merchandise offerings look great, and our stores are ready. We are well prepared as we enter this very important season.”

     For the fourth quarter and fiscal year, the Company continues to expect same-store sales to be up 3% to 5%, forecasting same-store sales increases of 1% to 3% in November, 4% to 6% in December, and 3% to 5% in January. November same-store sales are expected to be negatively impacted by the timing of Halloween, by Election Tuesday, and by custom frame deliveries. December sales are expected to be strong given the two additional shopping days between Thanksgiving and Christmas and an expanded holiday gift program.

     The Company continues to expect diluted earnings per share on a post-split basis to be in the $.29 to $.31 range for the third quarter, in the $.74 to $.76 range for the fourth quarter, and in the $1.43 to $1.47 range for the full year.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

     The Company also announced that, on a post-split basis, it has repurchased an additional 1,043,500 shares of the Company’s common stock during the month under its stock repurchase plans at an average price of $27.55 per share. As of November 4, 2004, under its repurchase plans, the Company is authorized to repurchase approximately 2.3 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.

     The Company plans to release its third quarter earnings results on Tuesday, November 23, 2004, and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4251275.

     The Company plans to release its November 2004 sales results on Thursday, December 2, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 4, 2004, the Company owns and operates 849 Michaels stores in 48 states and Canada, 164 Aaron Brothers stores, eight Recollections stores, and three Star Wholesale operations.

     This document contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2004, and July 31, 2004. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather patterns; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, particularly in “Critical Accounting Policies” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

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